Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT, dated as of the 29th day of December, 2011, between COMMONWEALTH BIOTECHNOLOGIES, INC., a Virginia corporation, debtor-in-possession in Bankruptcy No. 11-30381 presently pending in the United States Bankruptcy Court for the Eastern District of Virginia (“Seller”), and AUDAZ GROUP, LLC, a Virginia limited liability company (“Purchaser”), provides:

THAT for and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1. Purchase and Sale.

(a) Property; Purchase Price. Seller agrees to sell and Purchaser agrees to purchase that certain real property located in Chesterfield County, Virginia, with a street address of 601 Biotech Drive, Richmond, Virginia 23235, and more particularly described as a single-story office and laboratory building consisting of approximately 32,194+/- square (the “Office Building”) situated on a parcel of land containing approximately 4.592 acres (the “Land”), the legal description of which is attached hereto as Exhibit “A”, for the purchase price comprising (a) payment of Three Million Six Hundred Eighty-Five Thousand Dollars ($3,685,000) in cash, plus (b) release (valued at $115,000.00) by Purchaser and American International Biotech, LLC and Bostwick Laboratories, Inc., affiliates of Purchaser, of any and all claims against Seller, whether or not presently asserted and whether presently known or unknown, from the beginning of time through the date hereof, including specifically but without limitation the claims asserted in Claim No. 21 filed in the Bankruptcy Case (herein defined) (collectively, the “Purchase Price”), and in accordance with the other terms and conditions set forth herein.1 The Office Building and the Land are collectively referred to herein as the “Real Property.”

(b) Existing Lease. The purchase and sale of the Real Property hereunder shall NOT include the assignment by Seller and the assumption by Purchaser of all of Seller’s right, title and interest in and to the lease for tenant space at the Real Property (the “Existing Lease”). The Existing Lease is to be canceled by the parties thereto.

(c) Personal Property. The purchase and sale of the Property hereunder shall include all personal property owned by Seller located in the common areas of the Office Building as of the date hereof, including all furniture, fixtures, furnishings and decorations (the “Personal Property”) Seller’s interest in which shall be transferred to Purchaser by quitclaim at Closing.

(d) Intangible Property. Any warranties, and guaranties (express or implied), permits, licenses, approvals, plans and specifications relating to the Real Property (the “Intangibles”) shall be included in the purchase and sale of the Real Property hereunder and assigned to the Purchaser to the extent that they are assignable.

(e) Property. The Real Property, Personal Property and Intangibles are collectively referred to herein as the “Property.”

[1]

Not included in the Purchase Price, but payable by Purchaser to Seller at Closing, shall be the additional sum of Sixteen Thousand Five Hundred ($16,500.00), representing an agreed adjustment with regard to real estate tax penalties, insurance premiums and owners’ association dues and assessments.

2. Payment of Purchase Price. The Purchase Price shall be paid to Seller in the following manner:

(a) Deposit. Upon execution of this Agreement, Purchaser shall pay an earnest money deposit of Fifty Thousand and 00/100 Dollars ($50,000.00) (the “Deposit” and/or the “Deposit”) to be held in escrow by counsel to Seller. The Deposit shall be non-refundable (subject, however, to the provisions of Section 14, infra) upon the earlier of 48 hours from (i) execution of this Agreement or (ii) the approval of this Agreement by the Bankruptcy Court (as hereafter defined), as announced in open court. In the event that the Deposit has not been received as provided herein, then this Agreement shall automatically terminate and become null and void, TIME BEING OF THE ESSENCE.

(b) Deposit Applied to Purchase Price. The Deposit shall be (i) applied toward the Purchase Price in the event Closing (as hereinafter defined) occurs hereunder, or (ii) returned to Purchaser pursuant to Sections 5, 10, 12(b) or 13 hereof in the event this Agreement is terminated as provided therein, or (iii) delivered to and retained by Seller pursuant to Section 12(a) hereof in the event Purchaser defaults in its obligation to close hereunder.

(c) Balance of Purchase Price. Purchaser shall pay, or cause to be paid, the balance of the Purchase Price, as adjusted pursuant to Section 9 hereof, to Seller at Closing in cash by wire transfer of immediately available federal funds.

3. Operation of Property.

(a) Seller shall manage and operate the Property in the ordinary and usual manner and consistent with good management practices. Prior to the date of Closing, Seller shall not execute any new leases or enter into any new service contract without the prior written consent of Purchaser.

4. Representations and Warranties.

(a) Purchaser’s Representations, Warranties and Covenants. Purchaser hereby makes the following representations, warranties and covenants:

(i) Authorization, Execution and Delivery. Purchaser is a Virginia limited liability company duly organized and legally existing; is duly qualified to do business in the Commonwealth of Virginia; has duly and validly authorized and executed this Agreement, and has the full right and authority to enter into, perform and consummate its obligations under this Agreement without any qualification and without the necessity of any other consent or approval. This Agreement has been duly authorized, executed and delivered by all necessary action on the part of Purchaser, constitutes the valid and binding agreement of Purchaser and is enforceable in accordance with its terms.

(ii) Conflict with Agreements. The obligations and undertakings of Purchaser under this Agreement do not and will not violate or conflict with any agreement to which Purchaser is a party or by which Purchaser is bound.

(iii) Acceptance of Property. Purchaser acknowledges and agrees that Purchaser is purchasing the Property by Special Warranty deed “AS IS, WHERE

IS,” with any existing defects (either latent or patent) and in its present condition (environmental and otherwise) at Closing. Except as specifically provided herein and as provided by Seller’s special warranty of title, Seller has not made and does not make any representations or warranties, either express or implied, with respect to (A) the Property, the operations of the Property or the physical condition, fitness for a particular purpose or merchantability of the Property, or (B) the completeness or accuracy of any information furnished to Purchaser or otherwise obtained by Purchaser from any source, which are not expressly set forth herein, including without limitation the Existing Leases or maintenance and service agreements. In entering into this Agreement, Purchaser has not been induced by, and has not relied upon, any representations, warranties or statements, whether express or implied, made by Seller or any agent, employee or other representative of Seller or by any broker or any other person representing or purporting to represent Seller, which are not expressly set forth herein. Instead, Purchaser’s decision to purchase the Property shall be based solely upon Purchaser’s own examination and inspection of the Property.

(iv) Purchaser’s Title Insurance Commitment. Prior to Closing, Purchaser shall provide to Seller, at no cost or expense to Seller, a copy of Purchaser’s commitment for title insurance with respect to the Property. Seller reserves the right, in its sole discretion, to modify the legal description attached to this Agreement, the Deed and any other documents delivered by Seller at Closing to conform to the legal description of the Property as set forth in such title insurance commitment including, without limitation, excluding any previous out-conveyances or condemnations affecting the Property. Any such modification of the legal description of the Property shall not result in any adjustment to the Purchase Price payable hereunder by Purchaser nor affect any other term or provision of this Agreement.

(v) OFAC Disclosure. Purchaser is not a Blocked Person (as defined below). For purposes of this paragraph, a “Blocked Person” is any person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

(b) Seller’s Representations, Warranties and Covenants. Seller hereby makes the following representations, warranties and covenants:

(i) Authorization, Execution and Delivery. Seller is a Virginia corporation duly organized and legally existing; is duly qualified to do business in the Commonwealth of Virginia; has duly and validly authorized and executed this Agreement, and has the full corporate right and authority to enter into, perform and consummate its obligations under this Agreement. Upon entry of the Sale Order, this Agreement will have been duly authorized, executed and delivered by all necessary action on the part of Seller, and will constitute the valid and binding agreement of Seller enforceable in accordance with its terms.

(ii) Conflict with Agreements. The obligations and undertakings of Seller under this Agreement do not and will not violate or conflict with any agreement to which Seller is a party or by which Seller or the Property is bound.

(iii) Representations. Seller has not received any written notice of (A) any unresolved violation of any ordinance, regulation, law or statute of any governmental agency pertaining to the Property or any part thereof; (B) any uncorrected notice from any insurance company, governmental agency, adjacent landowners or any other party of any condition, defect, or inadequacy that, if not corrected, would result in termination of insurance coverage or increase its costs; (C) any pending proceedings that could or would cause the change, redefinition, or other modification of the zoning classification, or of other legal requirements applicable to the Property or any part thereof, or any property adjacent to the Property; (D) any pending actions or proceedings for the condemnation of any part of the Property, or for any acquisition in lieu thereof; or (E) any pending public improvements or special assessments relating to the Property.

(iv) Personal Property. To the best of Seller’s knowledge after reasonable inquiry, the Personal Property is not the subject of any unrecorded security agreements, equipment leases or other encumbrances granted by Seller.

(v) Not a Foreign Person. Seller is not a “foreign person” within the meaning of the Internal Revenue Code of 1986, as amended (hereinafter the “Code”), Sections 1445 and 7701.

(vi) OFAC Disclosure. Seller is not a Blocked Person.

(vii) Property Information. Subject to the limitations set forth herein, until Closing or the earlier termination of this Agreement, Seller shall make available to Purchaser at a mutually convenient location in Richmond, Virginia, the files maintained by Seller with respect to the Property including specifically, but without limitation, all surveys, blueprints and warranties with respect to HVAC equipment and other contracts and communications directly affecting the Property (collectively, the “Property Information”). Purchaser shall have reasonable opportunity to review the Property Information and to make, at Purchaser’s expense, photocopies of any of the Property Information that Purchaser desires. At Closing the originals of such documents shall be transferred to Purchaser. Purchaser acknowledges that it has been and may in the future be provided with or otherwise obtain information regarding the Property. The information may be provided by or obtained from Seller or from other sources (including persons or entities who may be agents, employees or contractors of Seller. It is expressly understood and agreed by the parties hereto that the foregoing representations and warranties (A) are limited to the knowledge of Richard J. Freer (in his capacity as the Chief Executive Officer of Seller responsible for the asset management of the Property), (B) apply only to the period of time that Seller has owned the Property, (C) are made without any inquiry or investigation, and (D) shall survive Closing or any termination of this Agreement for a period of twelve (12) months only. In addition, it is expressly understood and agreed by the parties hereto that in the event, prior to Closing, Purchaser obtains knowledge (from whatever source, including without limitation, any due diligence tests, investigations or inspections of the Property) that contradicts any of Seller’s representations and warranties, the sole and exclusive remedy of Purchaser shall be either to (x) terminate this Agreement prior to Closing by providing written notice thereof to the Seller within ten (10) calendar days after Purchaser receives notice of any such contradiction of the representations and warranties, in which event the Deposit shall be returned to Purchaser, and thereafter neither party shall have any further rights or obligations hereunder, except as expressly provided herein, or (y) waive such contradiction and proceed to Closing without any reduction in the Purchase Price.

5. Condition Precedent. Purchaser’s obligation to purchase the Property under this Agreement is subject to compliance with Section 14 herein and to Purchaser’s satisfaction that all of the representations, warranties and covenants of Purchaser and Seller contained in this Agreement remain true and correct as of the Closing.

6. Closing. Closing of the purchase and sale of the Property pursuant to this Agreement (“Closing”) shall be held no later than December 30, 2011, or as soon thereafter as Seller and Purchaser may in good faith deem practical. Closing shall be conducted in escrow by a person or entity that is reasonably acceptable to the parties hereto, as settlement agent, and, prior to the date of Closing hereunder, each party shall deliver in escrow to such settlement agent all moneys and documents required to be delivered at Closing hereunder.

7. Seller’s Deliveries. At Closing, Seller shall prepare, execute and deliver to Purchaser (a) a special warranty deed (the “Deed”) conveying title to the Property to Purchaser subject to permitted title exceptions (the “Permitted Title Exception”) and the rights of any existing tenants and parties in possession thereof, (b) all necessary information for IRS Form 1099-S, (c) an affidavit as to nonforeign status of Seller, (d) a Virginia Department of Taxation Form R-5E, (e) an owner’s affidavit regarding title matters, (f) an assignment agreement (the “Assignment”), with respect to the Personal Property and Intangibles, and (g) written confirmation of the termination of both any property management agreement and all service and maintenance agreements relating to the Property.

8. Purchaser’s Deliveries. At Closing, Purchaser shall pay to Seller the balance of the Purchase Price as described in Section 2 above and execute and deliver to Seller counterparts of the Assignment. In addition, upon payment of the Purchase Price Purchaser’s waiver and release described in Section 1, Subsection (a) of this Agreement shall become fully effective and enforceable.

9. Closing Costs; Prorations.

(a) Closing Costs. Seller shall pay the cost of preparing the Deed, the Virginia grantor’s tax on the Deed, the Broker’s fee and the fees and expenses of Seller’s counsel. Purchaser shall pay all other costs of Closing including, without limitation, the cost of any title examinations and title insurance premium, the cost of any surveys, inspections and investigations, the Virginia recording tax on the Deed, cost to record any declaration, any fees of any title company, Purchaser’s attorneys’ fees and settlement costs. Real estate taxes, assessments and utilities, if any, shall be prorated as of the date of Closing and shall thereafter be assumed and paid by Purchaser.

(b) Income and Expenses. The rent payable under the Existing Leases shall be prorated as of 12:01 a.m. on the date of Closing. All security deposits held by Seller under the Existing Leases shall remain with Seller. All other income and expenses relating to the Property shall be prorated as of 12:01 a. m. on the dated of Closing. The provisions of this Section 9 shall survive Closing.

10. Risk of Loss. The risk of any loss or damage to the Property prior to Closing shall remain upon the Seller except as expressly provided herein. If the Property is damaged by fire or other casualty before Closing and cost of restoration does not exceed two percent (2%) of the Purchase Price, the obligations of the parties hereunder shall not be affected by such damage, and Seller shall pay over or assign to Purchaser without recourse all rights to any proceeds of insurance payable with respect to such damage and a credit for any insurance deductible, and Purchaser shall pay the Purchase Price without reduction and shall accept title to the Property in its damaged condition. If the cost of restoration exceeds two percent (2%) of the Purchase Price, then either party may terminate this Agreement by providing written notice thereof to the other party within seven (7) calendar days after notice of the occurrence of such loss or damage, in which event the Deposit shall be returned to Purchaser and thereafter neither party shall have any further rights or obligations hereunder, except as expressly provided herein. If the parties do not elect to so terminate this Agreement, the parties shall proceed to Closing without any reduction in the Purchase Price and Purchaser shall receive an assignment at Closing of any insurance proceeds that may be available as a result of such loss or damage and a credit for any insurance deductible.

11. Brokers.

(a) Sales Commission. The parties acknowledge that CB Richard Ellis of VA, Inc. (the “Broker”) represented Seller in connection with this Agreement. Seller shall pay the commission due to the Broker as approved by Bankruptcy Court (as hereafter defined), and Purchaser shall have no obligation to see to such payment, nor shall Purchaser have any liability therefor.

(b) Indemnification. Each party represents and warrants that, except for the Broker, it has not engaged the services of or dealt with any broker, salesperson or other person or entity who may claim a commission or other payment in conjunction with this Agreement. Each party hereto agrees to indemnify, defend and hold the other party harmless from and against all loss, claims, costs and expenses (including reasonable attorneys’ fees) caused by a breach of the foregoing representations. This section 11 and the obligations hereunder shall survive the delivery of the Deed and any termination of this Agreement.

12. Default.

(a) By Purchaser. If Purchaser defaults in performing any of Purchaser’s obligations under this Agreement, Seller shall retain the Deposit to be applied toward Seller’s damages for Purchaser’s breach. The amount of the Deposit shall be the minimum damages to which Seller shall be entitled should Closing not occur between Seller and Purchaser, but Seller shall be entitled to the amount of damages it can prove even if such amount exceeds the amount of the Deposit, in which case the Deposit shall be credited against the total of Seller’s damages.

(b) By Seller. If Seller defaults in performing any of Seller’s obligations under this Agreement, Purchaser’s sole remedy shall be either to (i) terminate this Agreement by providing written notice thereof to Seller and receive a refund of the Deposit, in which event neither party shall have any further rights or obligations hereunder, except as expressly provided herein, or (ii) seek specific performance of Seller’s obligation to convey title to the Property hereunder. Purchaser hereby expressly waives any right Purchaser may have to any damages (compensatory, consequential or otherwise) as a result of such default. Any legal action for specific performance initiated by Purchaser pursuant hereto may be brought in the Bankruptcy Court, and the parties stipulate and agree that such action will be a “core proceeding” as a proceeding “arising in” the Bankruptcy Case.

13. Condemnation. If a substantial part of the Property (as defined below) is taken prior to Closing pursuant to eminent domain proceedings (or private purchase in lieu thereof), or Seller has received written notice of an intent to condemn such part of the Property from the condemning authority, then either party may terminate this Agreement by providing written notice thereof to the other party within seven (7) calendar days after the date of such taking or receipt of notice thereof. If the parties do not elect so to terminate this Agreement, the parties shall proceed to Closing with an adjustment in the Purchase Price equal to any condemnation award or payment actually received by Seller. If Seller does not receive such award or payment by the date of Closing, Seller shall assign all of Seller’s right, title and interest in such award or payment to Purchaser at Closing without an adjustment to the Purchase Price. For purposes of this section, “substantial part of the Property” means that portion of the Property that, if taken pursuant to eminent domain proceedings (or private purchase in lieu thereof), would have a material adverse effect upon Purchaser’s intended use of the Property as an office building or would result in the loss of any parking below the minimum amount required by the applicable local government authority for the Building, a material and adverse change in access to the Land or results in the termination of any lease. If either party elects to terminate this Agreement as provided in this section, the Deposit shall be refunded to Purchaser and neither party shall have any further rights or obligations hereunder, except as may be expressly provided herein.

14. Bankruptcy Issues.

(a) Seller is a debtor in possession in a Chapter 11 bankruptcy case (the “Bankruptcy Case”) that is pending as Case No. 11-30381-KRH in the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division (the “Bankruptcy Court”).

(b) The obligation of Seller to sell and convey the Property to Purchaser, and the obligation of Purchaser to purchase the Property from Seller, are subject to the condition precedent that the Bankruptcy Court shall have entered an order in the Bankruptcy Case (the “Sale Order”) (i) approving this Agreement and the sale of the Property to Purchaser, free and clear of liens, claims and encumbrances other than the Permitted Title Exceptions, (ii) incorporating the terms of this Agreement in the terms of the Sale Order so that the terms hereof constitute an integral part of the Sale Order, and (iii) authorizing and directing Seller to consummate the transactions contemplated by this Agreement. Notwithstanding anything the contrary, upon entry of the Sale Order, Seller shall provide a copy of the Sale Order to Purchaser’s counsel, and Purchaser shall have the right to terminate this Agreement at any time on or before Closing if such Sale Order is not in conformance herewith, as determined by the Bankruptcy Court, and upon such termination the Deposit shall be promptly returned to Purchaser. Promptly following the execution by the parties of this Agreement and the delivery by Purchaser to Escrow Agent of the Deposit, Seller will seek approval of this Agreement from the Bankruptcy Court. At no cost to Purchaser, Purchaser shall cooperate with Seller in good faith to obtain entry by the Bankruptcy Court of the Sale Order as soon as reasonably practicable.

15. (a) Release of Purchaser and Affiliates. As an integral part of Purchaser’s agreement to pay the Purchase Price, including the portion thereof related to the release of all claims by Purchaser and its affiliates, including but not limited to American International Biotech, LLC and Bostwick Laboratories, Inc., against Seller, Seller agrees that upon payment of the Purchase Price Seller shall be deemed to have released Purchaser and its affiliate entities, including specifically but without limitation American International Biotech, LLC and Bostwick Laboratories, Inc. and the officers, directors, agents and employees of any of them from any and all claims, whether or not presently asserted and whether or not known, that Seller or any of its affiliates may have against any of the parties being released, any such claim with regard to any matter whatsoever, whether or not related to the subject matter of this Purchase and Sale Agreement or any issues between Seller and the parties being released that has arisen or may arise in the Bankruptcy Case.

(b) Release of Seller and Affiliates. In accordance with the provisions of section l (a) of this Agreement Purchaser agrees that upon Seller’s receipt of the Purchase Price Purchaser and its affiliates, including without limitation American International Biotech, LLC and Bostwick Laboratories, Inc., shall be deemed to have released Seller and its affiliates, officers, directors, agents and employees from all claims, whether or not presently asserted and whether or not known, that Purchaser or any of its affiliates may have against any of the parties being released and whether or not related to the subject matter of this Purchase and Sale Agreement or any issues between Purchaser and its affiliates and the parties being released that have arisen or may arise in the Bankruptcy Case. American International Biotech, LLC and Bostwick Laboratories, Inc. have executed this Agreement in order to evidence their intent to be bound by this release.

16. Miscellaneous Provisions.

(a) Study Materials. In the event Purchaser does not close as provided herein, Purchaser shall (i) return to Seller all of the information provided to Purchaser pursuant to Section 4(b) above (including any copies of the Property Information) and (ii) deliver to Seller, at no cost, the results of all tests, studies, examinations and investigations that Purchaser caused to be performed with respect to the Property.

(b) Notices. All notices shall be in writing and sent by hand delivery, facsimile transmission, overnight delivery service or certified mail, return receipt requested, to the following addresses:

If to Seller:	(by hand or overnight courier other than USPS)
Commonwealth Biotechnologies, Inc.
718 Grove Road
Midlothian, Virginia 23114
ATTN: Richard J. Freer
Telephone: (804) 337 0784
Facsimile: (804) 464-1605

and

(by USPS)
Commonwealth Biotechnologies, Inc.
P. O. Box 35042
Richmond, Virginia 23235
ATTN: Richard J. Freer
Telephone: (804) 337 0784
Facsimile: (804) 464-1605

If to Purchaser:	AUDAZ Group, LLC and its affiliates
601 Biotech Drive
Richmond, Virginia 23235
Facsimile: (804) 648-2641
Attention: Elizabeth Rafferty, Manager

with a copy to:
Michael D. Mueller, Esquire
Christian & Barton, L.L.P.
909 East Main Street, Suite 1200
Richmond, Virginia 23219
Telephone: (804) 697-4147
Facsimile: (804) 697-6396

Notices shall be deemed received (i) if hand delivered, when received, (ii) if given by facsimile, when transmitted to the facsimile number specified above during normal business hours and confirmation of complete receipt is received during normal business hours (provided a copy of the same is sent by overnight delivery service on the same day), (iii) if given by overnight delivery service, the first business day after being sent prepaid by such overnight delivery service, or (iv) if given by certified mail, return receipt requested, postage prepaid, three (3) days after posting with the United States Postal Service. Either party may change its address by notifying the other party in a manner described above. Any notice required or allowed under this Agreement may be given by counsel for the party giving such notice.

(c) Assignment. This Agreement may be assigned by Purchaser without Seller’s prior written consent, and the rights and obligations hereunder may be assigned by Purchaser at any time to any one or more single purpose limited liability companies or other entities affiliated with Purchaser or formed for the purpose of acquiring the Property that is controlling, controlled by or under common control with Purchaser or its principals; provided that Purchaser delivers written notice and a copy of any such assignment to Seller no less than five (5) days prior to Closing. For purposes of the preceding sentence, the terms “controlling”, “controlled” and “control” mean the power to direct the management and policies of an entity through voting securities, management ownership, contract or otherwise. Purchaser may also assign this Agreement for the purposes of accommodating a tax-free exchange of Purchaser and/or its investors. Any agreements, waivers or consents made or given by Purchaser under this Agreement shall be binding upon any such assignee, and such assignee shall assume Purchaser’s obligations hereunder. In the event of any such assignment, Seller agrees to close the transaction contemplated hereunder with the assignee of Purchaser. An assignment of this Agreement by Purchaser shall not release Purchaser from its obligations hereunder until the completion of Closing, at which time Purchaser shall be automatically released from any further liability or obligation under this Agreement except for the indemnity obligations under section 11 of this Agreement that survive Closing.

(d) Entire Agreement; Construction; Survival. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, written or oral. This Agreement may be modified only by a written instrument duly executed by Seller and Purchaser. Each provision contained in this Agreement shall be severable from all other provisions hereof, and the invalidity of any such provision shall not affect the enforceability of the other provisions of this Agreement. This Agreement shall be construed, performed and enforced under the laws of the Commonwealth of Virginia. Except as provided in Section 14(b), this Agreement shall bind and inure to the benefit of the parties hereto and their respective affiliates, representatives, successors and assigns. In addition, the provisions of this Agreement shall be binding upon any chapter 11 or chapter 7 trustee subsequently appointed in the Bankruptcy Case. Except as otherwise provided herein, this Agreement shall survive Closing and the delivery of the Deed hereunder. IN THE EVENT OF ANY LEGAL PROCEEDINGS BETWEEN THE PARTIES ARISING OUT OF THIS AGREEMENT, EACH PARTY HEREBY WAIVES THE RIGHT TO TRIAL BY JURY.

(e) Counterparts. This Agreement may be executed in counterparts by the parties. It is not necessary that the signatures of the parties appear on the same counterpart or counterparts. All counterparts shall collectively constitute a single agreement.

(f) Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday, or legal holiday. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Seller and Purchaser have executed or caused this Agreement to be executed on their behalf by their duly authorized representatives as of the dates indicated below.

SELLER

COMMONWEALTH BIOTECHNOLOGIES, INC,
a Virginia corporation

Date: 12/29/2011	By:	/s/ Richard J. Freer
Richard J. Freer
	Title:	Chief Executive Officer

PURCHASER:

AUDAZ GROUP, LLC,
a Virginia limited liability company

Date: 12/29/2011	By:	/s/ Elizabeth Rafferty
Elizabeth Rafferty
	Title:	Manager

American International Biotech, LLC and Bostwick Laboratories, Inc. join in the foregoing Purchase and Sale Agreement solely for the purpose of granting the releases to Seller set forth in Section 1(a) of the Agreement

AMERICAN INTERNATIONAL BIOTECH, LLC

Date: 12/29, 2011	By:	/s/ Elizabeth Rafferty
	Title:	Chairman

BOSTWICK LABORATORIES, INC.

Date: 12/29, 2011	By:	/s/ David G. Bostwick
	Title:	CEO

ERRATA SHEET TO PURCHASE AND SALE AGREEMENT

DATED DECEMBER 29, 2011

This Errata Sheet is attached to and made a part of that Purchase and Sale Agreement dated December 29, 2011, by and between Commonwealth Biotechnologies, Inc., a Virginia corporation, and Audaz Group, LLC, a Virginia limited liability company (the “Purchase Agreement”). Due to the fact that the Purchase Agreement was printed and executed by the parties in counterpart, different spacing and formatting of the counterparts has caused the pagination on each counterpart to be different. The Purchase Agreement, as fully executed and assembled, to which this Errata Sheet is attached, represents the accurate and complete agreement between the parties with respect to the subject matter thereof.